UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2011

INVIVO THERAPEUTICS HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-52089	36-4528166
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

One Broadway, 14th Floor Cambridge, Massachusetts		02142
(Address of principal executive offices)		(Zip Code)

(617) 475-1520

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On June 23, 2011, management of InVivo Therapeutics Holdings Corp. (the “Company”), in consultation with the Audit Committee of the Company’s Board of Directors, determined that the Company’s previously filed Consolidated Financial Statements reported in the Company’s Form 10-K and the Form 10-Q for the interim quarter ended March 31, 2011 should be restated. The restatements will be reflected in a Form 10-K/A for the year ended December 31, 2010 and a Form 10-Q/A for the interim quarter ended March 31, 2011, which the Company intends to file substantially concurrently with this report. The Consolidated Financial Statements in the previously filed Form 10-K and Form 10-Q should no longer be relied upon.

The Company is restating its Consolidated Financial Statements to correct an error related to the accounting for derivative liabilities. The error related to the process of allocating the proceeds of a financing to two instruments when one of those instruments was a derivative liability. Originally, the Company allocated the proceeds using the relative fair value of the two instruments with the derivative liability being recorded at its fair value and any difference between the relative fair value and fair value being charged to a derivative gain or loss upon issuance. Although Generally Accepted Accounting Principles (“GAAP”) does not address this situation specifically and the Company believed its original accounting to be supported by GAAP, after discussions with the SEC Staff the Company determined that its accounting was not consistent with common practice used by other registrants in similar circumstances. The restatement relates to the October 2010 private placement of common stock and warrants and reflects first allocating the full fair value to the derivative warrant liability with the residual allocated to the common stock.

Management and the Audit Committee discussed these matters with the Company’s independent registered public accounting firm, Wolf & Company, P.C.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InVivo Therapeutics Holdings Corp.

Date: June 30, 2011	By:	/s/ Frank M. Reynolds
Frank M. Reynolds
Chief Executive Officer